UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1933 Milmont Drive

Milpitas, CA 95035

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 240-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2005, the Compensation Committee of Rackable Systems, Inc. approved compensation arrangements with Rackable’s new Vice President of Finance, Madhu Ranganathan. The compensation arrangements include the following terms:

a.	Ms. Ranganathan shall receive an annual base salary of $200,000 and will be eligible to receive quarterly bonuses of up to $20,000 based upon the achievement of specific performance targets;

b.	Ms. Ranganathan received an option to purchase up to 125,000 shares of Rackable’s common stock, with 25% of the shares subject to the option vesting upon completion of Ms. Ranganathan’s first year of employment and the remaining portion vesting in equal installments over each of the remaining 36 months thereafter provided that Ms. Ranganathan remains continuously employed by Rackable;

c.	Upon the occurrence of a termination of employment following a change of control, Ms. Ranganathan shall be entitled to receive: (i) a cash payment equal to the fair market value of all unvested shares subject to the option on the date of the occurrence of such termination less the exercise price for such unvested shares subject to the option; and (ii) Ms. Ranganathan’s base salary and payment s for COBRA premiums for a period not to exceed six months; and

d.	Upon Ms. Ranganathan’s termination without cause, Ms. Ranganathan shall be entitled to receive Ms. Ranganathan’s base salary and payment s for COBRA premiums for a period not to exceed three months.

Ms. Ranganathan began employment with Rackable on December 5, 2005, but has not been elected by Rackable’s Board of Directors as an executive officer of Rackable.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated: December 7, 2005	By:	/s/ William P. Garvey
William P. Garvey
General Counsel and Vice President, Corporate Development